UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2006

GOLDEN GRAIN ENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Iowa	000-51177	02-057361
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1822 43rd St. SW

Mason City, IA 50401

(Address of principal executive offices)

(641) 423-8525

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Investment in Absolute Energy, LLC

On March 6, 2006, we subscribed for the purchase of 400 capital units of Absolute Energy, LLC at a price of $10,000 per unit for a total of $4,000,000. In connection with our subscription, we paid a down payment of $600,000, and signed a promissory note for $3,400,000. If Absolute Energy, LLC accepts our subscription, we will be required to pay Absolute Energy, LLC the entire amount due under the promissory note within 30 days of receiving notice from Absolute Energy, LLC that it is due. If we fail to pay the entire amount due, we will be charged 12% interest per year, and Absolute Energy, LLC may seek legal action to force us to pay. If Absolute Energy, LLC does not meet certain conditions of its offering, we expect that our promissory note will be cancelled and our down payment will be refunded to us.

Absolute Energy, LLC is an Iowa limited liability company that intends to build either a 50 or 100 million gallon per year ethanol plant in Mitchell County, Iowa. It is offering the sale of its units pursuant to a private placement memorandum. Because Absolute Energy, LLC is not conducting a federally-registered offering, we do not expect that information about Absolute Energy, LLC will be available via the SEC’s EDGAR filing system. Therefore, it may be difficult for our investors to obtain information about Absolute Energy, LLC.

The units offered for sale by Absolute Energy, LLC are subject to restrictions on transfers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

March 9, 2006	/s/ Christine Marchand
Date	Christine Marchand, Chief Financial Officer